EAGLE HOSPITALITY PROPERTIES TRUST, INC.

Pro Forma Consolidated Balance Sheet

As of December 31, 2004

(Unaudited, $ in thousands except per share data)

The accompanying unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2004 is presented as if the acquisition of the Embassy Suites Phoenix-Scottsdale occurred on January 1, 2004.

This pro forma consolidated statement should be read in conjunction with the historical financial statements and notes thereto. In management’s opinion, all adjustments necessary to reflect the effects of the acquisition of the Embassy Suites Phoenix-Scottsdale have been made.

The following unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what actual financial position of the Company would have been assuming such transaction had been completed as of January 1, 2004, nor is it indicative of future financial positions of the Company.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

Pro Forma Consolidated Balance Sheet

As of December 31, 2004

(Unaudited, $ in thousands except per share data)

	A) Company	B) Embassy Phoenix Acquisition	C) Acquisition Adjustments	Pro Forma
ASSETS
Cash and cash equivalents	$15,661	$262	$(9,411)	$6,512
Restricted cash - reserves	10,240	501		10,741
Accounts receivable, net	2,437	325		2,762
Inventories	454	37		491
Deferred franchise fees and intangibles, net	505	3	205	713
Prepaid expenses and other assets	2,848	35		2,883
Investment in hotel properties, net	220,239	26,198	5,188	251,625

Total assets	$252,384	$27,361	$(4,018)	$275,727

LIABILITIES AND OWNER’S EQUITY
Mortgage notes payable	$107,316	$19,861	$2,239	$129,416
Other long term debt	58	—		58
Related party debt	23,391	—		23,391
Capital lease obligations	30	13		43
Accounts payable	1,564	368		1,932
Due to affiliates	1,088	—		1,088
Accrued expenses	4,269	917		5,186
Advance deposits	476	108		584

Total liabilities	138,192	21,267	2,239	161,698

Minority Interest	17,035		85	17,120

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—		—
Common stock, $0.01 par value, 100,000,000 shares authorized 17,358,573 shares issued and outstanding	174	1	(1)	174
Additional paid-in capital	100,487	7,235	(7,235)	100,487
Accumulated other comprehensive income	22			22
Deferred compensation	(3,623)			(3,623)
Retained earnings(deficit)	97	(1,142)	894	(151)

Total owners’ equity	97,157	6,094	(6,342)	96,909

Total liabilities and owners’ equity	$252,384	$27,361	$(4,018)	$275,727

A)	Consolidated Balance Sheet of the Company as of December 31, 2004

B)	Audited Embassy Suites-Phoenix-Scottsdale Balance Sheet as of December 31, 2004

C)	Reflects net cash used in the acquisition, adjustments for the net deferred franchise fees of 100, the net deferred loan fees of 108, the Company’s increased depreciable basis of 6,625 less the pro forma depreciation of 1,437, the increased mortgage of 2,239, adjustment of 85 to reflect the change in minority interest due to the pro forma Consolidated income, and to reflec the change in the capital structure

The Company’s investment in hotel properties for the Embassy Suites Phoenix-Scottsdale was allocated in the following manner for this pro forma as of December 31, 2004:

Land	2,154
Building	27,777
FF&E	2,892

Investment in hotel properties, gross	32,823
Less depreciation	1,437

Investment in hotel properties, net	31,386

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2004

(Unaudited, $ in thousands except per share data)

The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2004 are presented as if the acquisition of the Embassy Suites Phoenix-Scottsdale occurred on January 1, 2004.

These pro forma consolidated statements should be read in conjunction with the historical financial statements and notes thereto. In management’s opinion, all adjustments necessary to reflect the effects of the acquisition of the Embassy Suites Phoenix-Scottsdale have been made.

The following unaudited Pro Forma Consolidated Statements of Operations are not necessarily indicative of what actual results of the Company would have been assuming such transaction had been completed as of January 1, 2004, nor are they indicative of the results of operations for future periods.

EAGLE HOSPITALITY PROPERTIES TRUST, INC.

Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2004

(Unaudited, $ in thousands except per share data)

		Pro Forma Adjustments
	A) Company & Predecessor	B) Embassy Phoenix Acquisition	C) Acquisition Adjustments	Pro Forma
Total revenues	$82,298	$10,413		$92,711
Corporate expense	3,082	—		3,082
Hotel expenses	68,352	9,638	121	78,111

Operating income(loss)	10,864	775	(121)	11,518
Interest income	157	8		165
Interest expense	8,147	1,419	(424)	9,142
Other income, net	—			—

Income(loss) before minority interest and provision for income taxes	2,874	(636)	303	2,541
Provision for income taxes	—	—	—	—
Minority interest	(729)		85	(644)

Net income(loss)	$2,145	$(636)	$388	$1,897

Basic income per share	$0.12			$0.11

Diluted income per share	$0.09			$0.08

Weighted average basic shares outstanding	17,359			17,359

Weighted average diluted shares outstanding	23,352			23,352

A)	Pro Forma Combined Statement of Operations for the Company and Predecessor for the period ending December 31, 2004

B)	Audited Embassy Suites-Phoenix-Scottsdale statement of operations for the period ending December 31, 2004

C)	Adjustment of 62 to reflect the Company’s additional depreciation basis in the assets, increased expense of 54 for the amortization of the Company’s loan fees, increased expense of 6 for the amortization of franchise fees and reduction in interest expense of 362 to adjust for the Company’s lower loan amount and borrowing costs